EXHIBIT 10.39
January 19, 2009
Mr. David Sach
The Willows
Heath Rise
Virginia Water, Surrey GU25 4AX
United Kingdom
Dear David,
I am pleased to confirm my offer to you for the position of Chief Financial Officer for Clearwire. Outlined below are the specific details regarding your new role.

Start Date:	February 2, 2009

Reports to:	Ben Wolff – Chief Executive Officer

Location:	Kirkland, WA

Base salary:	$500,000 annually (paid bi-weekly)

Bonus Target:	$500,000 paid annually based on company and individual performance.

Stock Awards:	150,000 Restricted Stock Units (RSUs) and 350,000 stock options with an expected date of grant within 30 days of starting with Clearwire. Both the options and RSUs vest over 4 years, 25% per year. Details regarding these awards will be provided to you separately. You will also be targeted to receive a grant of 150,000 stock options in September, 2009 based on your performance and the performance of Clearwire. In addition, you are expected to participate in the normal course performance based stock awards historically issued semi-annually. Please remember that all stock awards are subject to approval by the Compensation Committee of the Board.

Relocation:	The company will reimburse you for all reasonable and customary expenses related to your relocation to Kirkland. These benefits will include

• Exploratory trip for you and your family.

• 1-2 house hunting trips for you and your family.

• Reimbursement of lease expenses in the Seattle area for up to a 6 month period.

• Reimbursement of reasonable and customary closing costs on the sale of your current home.

• Reimbursement of R&C closing costs on the purchase of a new home in the Seattle area

• Shipment and storage of household goods

• Tax gross up on non-deductible relocation reimbursements

More information regarding relocation benefits will be forwarded to you separately.

Benefits:	In this role, you will participate in Clearwire’s benefit programs including medical, dental, disability, life insurance and 401(K) plans.

Time Off:	You will be eligible for a total of 4 weeks of paid time off in accordance with the company’s vacation and time off policies. In addition, Clearwire will grant you 5 floating holidays upon your starting with the company.

Severance Benefits:	In the event, your employment is terminated involuntarily during your first 18 months with Clearwire for a reason other than cause, or documented unsatisfactory job performance you will be eligible for a severance benefit equal to 100% of your annual base salary and targeted annual bonus. “Cause” shall have the correlative meaning set forth in Clearwire’s Change in Control Severance Plan dated March 25, 2008. Documented unsatisfactory job performance will be deemed to have occurred following a 90 day period during which you have been requested in writing by the Board to cure specific and material job performance deficiencies and you have failed to do so as determined by the majority of the Board members.

David, as we discussed, the terms and conditions of employment for our current officers relating to a change in control, severance benefits, accelerated vesting of stock awards and health insurance continuation are outlined in Clearwire’s Change in Control Plan Severance Plan. Benefits payable under this plan are expected to continue in effect until November 28, 2010.
During 2009, we expect to evaluate on-going plans related to the terms and conditions of our officers’ employment with the company. To the extent such plans are put on place they will be extended to you in the same manner as other officers who report directly to the Chief Executive Officer of the company. In the event such plans are not implemented it is our intention that your severance benefit will remain in effect on an on-going basis subject to approval of the Compensation Committee of the Board.
This offer is conditioned upon your executing the company’s Confidentiality and Intellectual Property Agreement which will be modified to permit your subsequent employment at companies other than those deploying WiMAX, LTE, EVDO or similar next generation technology or service in the United Sates.
Subsequent to receipt of a signed offer letter and as a further condition for employment, Clearwire conducts a reference/background check on prospective employees.  Clearwire reserves the right to rescind the offer set forth in this letter based on the results of such screenings and may do so in its sole discretion. While we expect that your tenure at Clearwire will be successful, please understand that your employment, like that of all of our employees, is terminable at will, meaning that either you or the Company can end the employment relationship at any time for any reason.
Please indicate your acceptance of this offer by signing below and returning it to Mark Fanning, 4400 Carillon Point, Kirkland WA 98033 no later than January 23, 2009.
David, I am excited at the prospect of your joining the team and look forward to working with you in building a great company.
Sincerely,
Mark Fanning
Vice-President –People Development
Accepted By:  /s/ DAVID SACH                                             Date Accepted:  January 21, 2009